Exhibit 3.21

CERTIFICATE OF FORMATION

OF

Cellu Tissue - Hauppauge, LLC

1. The name of the limited liability company is Cellu Tissue - Hauppauge, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Cellu Tissue - Hauppauge, LLC this 18th day of June, 2008.

/s/ Lori Bacarella
Lori Bacarella Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Cellu Tissue – Hauppauge, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the Limited Liability Company is Cellu Tissue- Long Island, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of April, A.D. 2009.

By:	/s/ Michael Newell
Michael Newell Authorized Person